Exhibit (99)(b)

SELECTED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

OF WACHOVIA AND GOLDEN WEST

	March 31, 2006
(In millions, except per share data)	Wachovia	Golden West	Pro Forma Adjustments	Pro Forma Combined
ASSETS
Cash and due from banks	$12,668	242	—	12,910
Interest-bearing bank balances	1,563	—	—	1,563
Federal funds sold and securities purchased under resale agreements	18,807	1,579	—	20,386

Total cash and cash equivalents	33,038	1,821	—	34,859

Trading account assets	39,385	—	—	39,385
Securities available for sale	118,818	370	—	119,188
Mortgage-backed securities held to maturity, at cost	—	1,396	—	1,396
Loans, net of unearned income	280,932	121,057	—	401,989
Allowance for loan losses	(3,036)	(300)	—	(3,336)

Loans, net	277,896	120,757	—	398,653

Loans held for sale	7,859	137	—	7,996
Premises and equipment	5,194	410	—	5,604
Due from customers on acceptances	968	—	—	968
Goodwill	23,443	—	14,216	37,659
Other intangible assets	1,523	—	1,849	3,372
Other assets	33,718	2,665	—	36,383

Total assets	$541,842	127,556	16,065	685,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	67,365	13	—	67,378
Interest-bearing deposits	261,199	61,570	—	322,769

Total deposits	328,564	61,583	—	390,147
Short-term borrowings	55,390	8,877	—	64,267
Bank acceptances outstanding	985	—	—	985
Trading account liabilities	17,846	—	—	17,846
Other liabilities	16,070	1,469	838	18,377
Long-term debt	70,218	46,584	5,762	122,564

Total liabilities	489,073	118,513	6,600	614,186

Minority interest in net assets of consolidated subsidiaries	2,980	—	—	2,980

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares	—	—	—	—
Non-Cumulative Perpetual Class A Preferred Stock	—	—	—	—
Common stock	5,362	31	1,050	6,443
Paid-in capital	34,291	359	17,068	51,718
Retained earnings	11,724	8,444	(8,444)	11,724
Accumulated other comprehensive income, net	(1,588)	209	(209)	(1,588)

Total stockholders’ equity	49,789	9,043	9,465	68,297

Total liabilities and stockholders’ equity	$541,842	127,556	16,065	685,463

SELECTED PRO FORMA CONDENSED COMBINED CONSOLIDATED SUMMARIES OF INCOME

OF WACHOVIA AND GOLDEN WEST

	Three Months Ended March 31, 2006
(In millions, except per share data)	Wachovia	Golden West	Pro Forma Adjustments	Pro Forma Combined
CONSOLIDATED SUMMARIES OF INCOME
Interest income	$6,707	2,019	—	8,726
Interest expense	3,217	1,136	86	4,439

Net interest income	3,490	883	(86)	4,287
Provision for credit losses	61	4	—	65

Net interest income after provision for credit losses	3,429	879	(86)	4,222
Securities gains (losses)	(48)	2	—	(46)
Fee and other income	3,565	34	—	3,599
Merger-related and restructuring expenses	68	—	—	68
Other noninterest expense	4,171	271	84	4,526
Minority interest in income of consolidated subsidiaries	95	—	—	95

Income before income taxes	2,612	644	(170)	3,086
Income taxes	884	253	(66)	1,071

Net income	$1,728	391	(104)	2,015

PER COMMON SHARE DATA
Basic earnings	$1.11	1.27	—	1.07
Diluted earnings	$1.09	1.25	—	1.05
AVERAGE COMMON SHARES OUTSTANDING
Basic	1,555	308	16	1,879
Diluted	1,586	312	16	1,914

SELECTED PRO FORMA CONDENSED COMBINED CONSOLIDATED SUMMARIES OF INCOME

OF WACHOVIA AND GOLDEN WEST

	Year Ended December 31, 2005
(In millions, except per share data)	Wachovia	Golden West	Pro Forma Adjustments	Pro Forma Combined
CONSOLIDATED SUMMARIES OF INCOME
Interest income	$23,689	6,200	317	30,206
Interest expense	10,008	3,265	344	13,617

Net interest income	13,681	2,935	(27)	16,589
Provision for credit losses	249	8	—	257

Net interest income after provision for credit losses	13,432	2,927	(27)	16,332
Securities gains	89	11	—	100
Fee and other income	12,130	451	(317)	12,264
Merger-related and restructuring expenses	292	—	—	292
Other noninterest expense	15,555	963	336	16,854
Minority interest in income of consolidated subsidiaries	342	—	—	342

Income from continuing operations before income taxes	9,462	2,426	(680)	11,208
Income taxes	3,033	940	(265)	3,708

Income from continuing operations	$6,429	1,486	(415)	7,500

PER COMMON SHARE DATA
Income from continuing operations
Basic	$4.13	4.83	—	3.99
Diluted	$4.05	4.77	—	3.92
AVERAGE COMMON SHARES OUTSTANDING
Basic	1,556	307	16	1,879
Diluted	1,585	312	16	1,913

NOTES TO WACHOVIA AND GOLDEN WEST UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

WACHOVIA AND GOLDEN WEST

Three Months Ended March 31, 2006

Year Ended December 31, 2005

(Unaudited)

NOTE 1: BUSINESS COMBINATION

The Merger will be accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Golden West will be recorded at their respective fair values on the date the Merger is completed. The shares of Wachovia common stock issued to effect the Merger will be recorded at $55.69 per share which is based on the weighted average of Wachovia’s closing prices per share for a period beginning two trading days before the announcement of the Merger and ending two trading days after the Merger announcement (which includes the day of announcement).

The pro forma financial information includes estimated adjustments to record certain assets and liabilities of Golden West at their respective fair values. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of Golden West, principally loans and borrowings, will also be subject to adjustment at their respective fair values. Pending more detailed analyses, no pro forma adjustments are included herein for these assets and liabilities. Additionally, pending further analyses, no pro forma adjustments have been included to reflect the treatment of Golden West’s allowance relating to nonperforming loans.

We expect to realize increased revenue and reduced operating expenses following the Merger which are not reflected in this pro forma financial information. No assurance can be given with respect to the ultimate level of such increased revenue or reduced operating expenses.

The final allocation of the purchase price will be determined after the Merger is completed and after thorough analyses to determine the fair values of Golden West’s tangible and identifiable intangible assets and liabilities as of the date the Merger is completed. Any change in the fair value of the net assets of Golden West will change the amount of the purchase price allocable to goodwill. Additionally, changes to Golden West’s equity, including dividends and net income from April, 1, 2006, through the date the Merger is completed, will also change the amount of goodwill recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The goodwill recorded in connection with the Merger is not subject to amortization and none is deductible for tax purposes. The customer relationships and deposit base intangibles will be amortized over their estimated economic life using an accelerated method. Any additional intangibles that are identified in connection with the Merger will be amortized in accordance with the provisions of SFAS No. 142, such that any with an indefinite life will not be subject to amortization, and any with a finite economic life will be amortized over the estimated useful life.

Wachovia is in the process of determining the appropriate methodology to allocate the goodwill, and customer relationships and deposit base intangibles to reportable segments, which include the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, and expects to complete the analysis by December 31, 2006.

NOTE 2: PRO FORMA FINANCIAL INFORMATION

The pro forma financial information for the Merger is included as of and for the three months ended March 31, 2006, and for the year ended December 31, 2005. The pro forma adjustments in the pro forma financial statements reflect the right of each Golden West shareholder to receive (A) a number of shares of Wachovia common stock equal to the product of (i) 1.365 times (ii) 77% times (iii) the number of shares of Golden West common stock held by such holder of record, and (B) an amount in cash equal to the product of (i) $81.07 times (ii) 23% times (iii) the number of shares of Golden West common stock held by such holder of record, based on the number of shares of Golden West common stock that were outstanding at March 31, 2006. Based on these assumptions, the cash component of the Merger consideration is approximately $5.8 billion in the aggregate. The unaudited pro forma financial information presented in the pro forma financial statements is not necessarily indicative of the results of operations in future periods or the future financial position of Wachovia.

The pro forma balance sheet adjustments reflect the addition of 325 million shares of Wachovia common stock with an aggregate par value of $1.1 billion, an increase in paid-in capital of $17.1 billion for the excess of the fair value of the shares over the par value, and goodwill, customer relationships and deposit base premium of $14.2 billion, $925 million and $924 million, respectively. Also included in the pro forma balance sheet adjustments is an increase in other liabilities of $838 million, which includes exit cost purchase accounting accruals of $192 million and deferred income taxes of $646 million. Wachovia has estimated a tangible capital to tangible asset ratio of 4.5% immediately following the Merger. In estimating such ratio following the Merger, Wachovia expects that Golden West will have approximately $3.7 billion to $4.1 billion of excess capital immediately prior to the time of the Merger. Such excess capital will be utilized to pay a part of the cash component of the Merger consideration discussed above. While Wachovia has assumed such excess capital will be available upon the Merger, Wachovia has not assumed that the excess capital will be in the form of cash necessary to pay the cash component of the Merger consideration. Therefore, the pro forma balance sheet adjustments reflect an increase in long-term debt of $5.8 billion related to funding the cash component to be paid to each Golden West shareholder.

The pro forma income statement adjustments for the year ended December 31, 2005, include certain reclassifications to Golden West’s prior year financial statements to conform to current year presentation. Specifically, prepayment fees and late charges related to Golden West’s loan portfolio were reclassified from fees and other income to interest income. As a result of these reclassifications, interest income increased by $317 million and fee and other income income decreased by $317 million. These reclassifications had no effect on income from continuing operations.

When the Merger is completed, Golden West stock options will be exchanged for stock options of Wachovia with the number of options and the option price adjusted for the 1.365 exchange ratio. Unvested Golden West stock options at the time the Merger is completed will be accelerated to vest at the time the Merger is completed. Vested employee stock options issued by Wachovia in exchange for options held by employees of Golden West are considered part of the purchase price, and accordingly, the purchase price includes an estimated fair value of employee stock options of $421 million.

The fair value of Wachovia options that will be issued in exchange for Golden West options was estimated by using the greater of the intrinsic value or the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates. The more significant assumptions used in estimating the fair value of the Wachovia stock options to be issued in exchange for Golden West stock options include a risk-free interest rate of 4.99 percent to 5.06 percent, a dividend yield of 3.66 percent, volatility of the Golden West’s common stock of 18.87 percent and a weighted average expected life of 4.0 years to 7.0 years.

The exit cost liabilities assumed in the Merger consist principally of personnel-related costs which include involuntary termination benefits for employees severed in connection with the Merger as well as relocation costs for continuing employees, costs to cancel contracts that will provide no future benefit to Wachovia and occupancy-related costs representing the present value of future lease payments of lease cancellation penalties for space vacated in connection with the Merger. The $192 million includes only those costs associated with the company not surviving the Merger.

NOTE 3: PURCHASE PRICE AND GOODWILL

The computation of the purchase price, the allocation of the purchase price to the net assets of Golden West based on fair values estimated at March 31, 2006, the estimated customer relationships intangible, the basis for determining the amount of deposit base premium allocated to the purchase price and the resulting amount of goodwill follows.

(In millions)		March 31, 2006
Purchase price
Exchange ratio	1.365
Times 77 percent	0.77%

Equivalent exchange ratio	1.051
Golden West - net shares outstanding, March 31, 2006	309

Total	325
Purchase price per Golden West common share	$55.69

Incremental purchase price based on exchange ratio		$18,087
Cash price	$81.07
Times 23 percent	0.23%

Equivalent cash price	$18.65
Golden West - net shares outstanding, March 31, 2006	309

Incremental purchase price based on cash payment		$5,762
Fair value of outstanding Golden West employee and non-employee stock options		421

Total purchase price		24,270
Net assets acquired
Golden West stockholders’ equity		(9,043)

Excess of purchase price over carrying amount of net assets acquired		15,227
Estimated amounts allocated to liabilities assumed in the purchase business combination
Personnel-related	$71
Occupancy and equipment	54
Deferred income taxes	646
Other liabilities	$67

Total		838
Estimated customer relationships		(925)
Estimated deposit base intangible		(924)

Goodwill		$14,216

NOTE 4: PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS

The pro forma adjustments related to the pro forma consolidated balance sheet at March 31, 2006, are presented below.

(In millions)		March 31, 2006
Goodwill		$14,216
Other intangible assets adjustment
Customer relationships		925
Deposit base intangible		924

Other intangible assets adjustment, net		1,849

Total		$16,065

Other liabilities
Personnel-related		71
Occupancy-related		54
Other		67
Deferred income taxes		646

Total other liabilities adjustment		838

Long-term debt		5,762

Total liabilities adjustment		6,600

Stockholders’ equity
Common stock adjustment
Shares of common stock to be issued	325
Par value	$3.33	1,081

Less Golden West common stock		(31)

Common stock adjustment		1,050

Paid-in capital adjustment
Purchase price - Golden West common shares		18,087
Fair value of outstanding employee stock options		421
Golden West retained earnings		8,444
Golden West accumulated other comprehensive income		209
Golden West stockholders’ equity		(9,043)
Common stock adjustment		(1,050)

Paid-in capital adjustment		17,068

Retained earnings adjustment
Elimination of Golden West retained earnings		(8,444)

Retained earnings adjustment		(8,444)

Elimination of Golden West accumulated other comprehensive income		(209)

Stockholders’ equity adjustment		9,465

Total		$16,065

NOTE 5: PRO FORMA CONSOLIDATED STATEMENT OF INCOME ADJUSTMENTS

The following pro forma adjustments related to the unaudited pro forma combined condensed statements of income reflect interest expense at the annual rate of 6% related to the cash payment of $5.8 billion to the holders of Golden West common stock and amortization on a ten-year sum-of-the-years’ digits method for the customer relationships and deposit base intangibles.

(In millions)	Three Months Ended March 31, 2006	Year Ended December 31, 2005
Interest income adjustment
Interest income	$—	317

Total interest income adjustment	—	317

Fee and other income adjustment
Fee and other income	—	(317)

Total fee and other income adjustment	—	(317)

Interest expense adjustment
Interest expense	86	344

Total interest expense adjustment	86	344

Other noninterest expense adjustment
Other intangible amortization	84	336

Total noninterest expense adjustment	84	336

Reduction in income from continuing operations before income taxes	(170)	(680)

Income tax adjustment
Interest expense	86	344
Other intangible amortization	84	336

Total	(170)	(680)
Income tax rate	0.39	0.39

Total income tax adjustment	(66)	(265)

Reduction in income from continuing operations	$(104)	(415)

NOTE 6: OTHER BUSINESS COMBINATIONS

On March 1, 2006, Wachovia consummated the merger with Westcorp and WFS Financial Inc (“WFS”), a California-based auto loan originator business. The terms of this transaction called for Wachovia to exchange 1.2749 shares of Wachovia common stock for each share of Westcorp common stock and 1.4661 shares of Wachovia common stock for each share of WFS common stock. Based on the weighted average of Wachovia’s closing prices per share for a period beginning two trading days before the announcement of the merger and ending two trading days after the merger announcement of $49.60 (which includes the day of announcement), the transaction was valued at $3.8 billion. Wachovia recorded preliminary fair value and exit cost purchase accounting adjustments of $282 million along with dealer relationship and deposit base intangibles of $405 million. Based on Westcorp tangible stockholders’ equity of $1.9 billion, this resulted in preliminary goodwill of $1.6 billion at March 31, 2006. Westcorp reported assets of $17.0 billion and net income of $257 million as of and for the year ended December 31, 2005. Wachovia’s historical financial information for the three months ended March 31, 2006, includes this acquisition as of and for the one month ended March 31, 2006, and the pro forma consolidated financial statements presented herein are not adjusted for this acquisition on a pro forma basis.

At various times during the periods presented herein, Wachovia has also acquired in the aggregate immaterial businesses or portions of businesses which are included only from each date of consummation.